Exhibit 4.1

SP Holding Corporation,

A Delaware Corporation

500,000,000 Shares Common Stock, $.001 Par Value Authorized

See Reverse for Certain Definitions

SPECIMEN

This is to Certify that                                         is the owner of                                       fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, the seal of the Corporation and the signatures of its duly authorized officers.

Dated

, President	, Secretary